Exhibit 10.13

MASTER INFORMATION TECHNOLOGY

TRANSITION SERVICES AGREEMENT

between

Kraft Foods Group, Inc.

and

Mondelēz Global LLC

Dated as of                     , 2012

MASTER INFORMATION TECHNOLOGY

TRANSITION SERVICES AGREEMENT

This Master Information Technology Transition Services Agreement (this “Agreement”) is entered into as of the Distribution Date (as defined in the Separation Agreement) (the “Effective Date”) between Kraft Foods Group, Inc., a Virginia corporation (“GroceryCo”), and Mondelēz Global LLC, a Delaware limited liability company (“SnackCo”).

WHEREAS, GroceryCo and SnackCo’s parent company are parties to that certain Separation Agreement dated as of the date hereof (the “Separation Agreement”);

WHEREAS, pursuant to the Separation Agreement, the parties agreed to separate Kraft Foods Inc. into two companies: (a) GroceryCo, which will own and conduct, directly and indirectly, the GroceryCo Business; and (b) SnackCo, which will own and conduct, directly and indirectly, the SnackCo Business (the “Separation”);

WHEREAS, in connection with the transactions contemplated by the Separation Agreement and in order to ensure a smooth transition following the Separation, each party desires that the other party provide, or cause its Affiliates or contractors to provide, certain information technology transition services in exchange for the consideration stated in this Agreement and in accordance with the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the services to be provided hereunder will be specified in separate Project Statements (as further defined below) that will set forth the scope of the services to be provided as well as the party who will provide the services (the “Supplier” as further defined herein) to the other party (the “Buyer” as further defined herein); and

WHEREAS, each party in its capacity as a Buyer wishes to receive such specified transition services for use in connection with its Business in order to ensure a smooth transition following the Separation to such other IT systems and services as Buyer may select, and each party in its capacity as a Supplier has agreed to provide such services in accordance with the terms specified herein.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, GroceryCo and SnackCo agree as follows:

1. Definitions. The following terms have the meanings indicated:

1.1 “Allocated Cost” has the meaning set forth in Section 5.2.

1.2 “Buyer” means with respect to a Service specified in a Project Statement, the party receiving such Service as specified in the Project Statement.

1.3 “Buyer Data” means data relating to the operation of the Business of Buyer in the possession or control of Supplier.

1.4 “Canadian Buyer” has the meaning set forth in Section 10.1.

1.5 “Canadian Supplier” has the meaning set forth in Section 10.1.

1.6 “Confidential Information” has the meaning set forth in Section 9.1.

1.7 “Contractor” has the meaning set forth in Section 3.3.

1.8 “Dispute” has the meaning set forth in Section 10.2.

1.9 “Employee Matters Agreement” means the Employee Matters Agreement between the parties dated as of the date hereof.

1.10 “IP Separation Agreement” means that certain Master Ownership and License Agreement Regarding Patents, Trade Secrets and Related Intellectual Property being entered into by certain Affiliates of the parties as of the Distribution Date.

1.11 “Maximum Transition Period” means the two year period beginning on the Effective Date.

1.12 “New Service” means a Service not provided or supplied by Kraft Foods Inc., its subsidiaries and/or Contractors for the Business of Buyer during the 12 months preceding the Effective Date.

1.13 “Project Manager” has the meaning set forth in Section 3.1.

1.14 “Project Statement” has the meaning set forth in Section 2.1.

1.15 “Representative” means an Affiliate, Contractor or other Person providing Services hereunder on behalf of Supplier.

1.16 “Services” means collectively the IT Services, any Menu Services and any Additional Services described in mutually agreed Project Statements.

1.17 “Supplier” means with respect to a Service specified in a Project Statement, the party providing such Service as specified in the Project Statement.

1.18 “Supplier Data” means data relating to the operation of the Business of Buyer in the possession or control of Buyer.

1.19 “Term” has the meaning set forth in Section 7.1.

1.20 “Transition Period” means the maximum period of time set forth in the applicable Project Statement for a Service, as such Transition Period may be adjusted by mutual written agreement of the parties from time to time; provided, however, that in no event will the Transition Period exceed the date that is two years from the Effective Date.

Other capitalized terms have the meanings set forth elsewhere in this Agreement. Any capitalized terms used but not defined in this Agreement have the meanings given to them in the Separation Agreement.

2. Transition Services.

2.1 Project Statements. The scope of each agreed upon Service to be provided under the terms of this Agreement will be set forth in a Project Statement substantially in the form set forth in Annex A (a “Project Statement”), including, as applicable, (i) the party that is the Supplier of the Service and the party that is the Buyer of the Service, (ii) a timeline for such Service, (iii) the location of such Service (including any Canada Services), (iv) each party’s Project Manager for such Project Statement, (v) any details regarding the Allocated Cost for such Service, (vi) payment terms, and (vii) any specifications applicable to such Service, if different from the specifications defined in this Agreement. No Project Statement will be binding or effective unless signed by both parties. Supplier will provide, or cause one or more of its Representatives to provide, to Buyer the Services described in executed Project Statements in accordance therewith and subject to the terms and conditions of this Agreement.

2.2 IT Services. Each Project Statement entered into as of the Effective Date is attached hereto in Annex D (the Services identified in such Project Statements being referred to in this Agreement, collectively, as the “IT Services”). Supplier agrees, on the terms and subject to the conditions of this Agreement, to provide, or cause one or more of its Representatives to provide, to Buyer each of the IT Services for the applicable Transition Period indicated in each applicable Project Statement attached hereto in Annex D, and Buyer agrees to purchase and pay for the IT Services as provided for in Section 5.

2.3 Menu Services. If Buyer desires to receive any information technology services that are not IT Services but that are listed on the menu of services available upon request as set forth in Annex C (“Menu Services”), Buyer will provide Supplier with a reasonably detailed written request for such proposed services. Within 30 days following such request, Supplier will, to the extent feasible, provide a good faith estimate of the costs, timing and resources required to provide such Menu Services, including a good faith summary of any costs or effects to other Services, equipment, systems, personnel or resources being provided to Buyer (“Resulting Linked Effects”). The parties will then promptly negotiate in good faith the terms of a Project Statement by which the proposed Menu Services would be provided under this Agreement. The Project Statement will set forth the parties’ estimate of the costs associated with the applicable Menu Services, however the parties acknowledge that the final price may vary depending on Allocated Costs in providing such Services. Supplier agrees to take commercially reasonable efforts to provide the proposed Menu Services to the extent not unduly burdensome in light of Supplier’s resource constraints and obligations, subject to the following conditions: (i) if the requested Menu Services could be obtained from other commercial service providers in a commercially reasonable manner, then Supplier will have the right, in its sole and absolute discretion, to decline to provide such Menu Services; (ii) Supplier will not be obligated to perform any Menu Services unless Buyer agrees to pay the Allocated Cost for such Menu Services, including any Allocated Costs associated with Resulting Linked Effects; and (iii) in no event will the Transition Period for any Menu Service extend beyond the Maximum Transition Period.

2.4 Additional Services.

(a)	If Buyer desires to receive any information technology services that are not IT Services or Menu Services, or that represent a significant or material change to an IT Service or a Menu Service, Buyer will provide Supplier with a reasonably detailed written request for such proposed services (the “Additional Services”) (such request sufficiently detailed to enable Supplier to weigh the risks and assess the feasibility of such request and attempt to estimate the resources and effort required to provide such proposed services). Within 30 days following such request, Supplier will, to the extent reasonably feasible, assess the request in good faith and provide notice of whether it will endeavor to provide the requested Additional Service. If Supplier does not respond to such request within 30 days following such request, then Supplier will be deemed to have refused such request.

(b)	If a requested Additional Service is reasonably necessary to effect the Separation of the GroceryCo and SnackCo Businesses then Supplier will accept the request to provide the proposed Additional Service if it can feasibly provide such Additional Service without undue burden in light of Supplier’s resource constraints and obligations. Supplier will have no obligation to provide an Additional Service or to provide the Additional Service under any specific terms, and may decline to provide such requested Additional Service in its sole and absolute discretion, if any of the following apply: (i) the requested Additional Service is not reasonably necessary to effect the Separation of the GroceryCo and SnackCo Businesses; (ii) the requested Additional Service is not a Service that was provided or supplied by Kraft Foods Inc. and/or its subsidiaries for the Business of Buyer during the 12 months preceding the Effective Date; (iii) the requested Additional Service could be obtained from other commercial service providers in a commercially reasonable manner; (iv) Buyer will not agree to pay the Allocated Cost for such Additional Services, including any Allocated Costs associated with Resulting Linked Effects; or (v) the Transition Period for the requested Additional Service extends beyond the Maximum Transition Period.

(c)	If Supplier accepts a request to provide an Additional Service, it will, to the extent reasonably feasible, provide a good faith estimate of the fees, timing and resources required to provide such Additional Services, including a good faith summary of any Resulting Linked Effects. The parties will then promptly negotiate in good faith a Project Statement by which the proposed Additional Services would be provided under this Agreement. The Project Statement will set forth the parties’ estimate of the costs associated with the applicable Additional Services, however the parties acknowledge that the final price may vary depending on the Allocated Costs in providing such Services.

2.5 Disputes over requested Services. In the event that Buyer alleges that Supplier (or a proposed Supplier) has violated its obligation to consider or provide a requested Service hereunder, or has acted in bad faith in negotiating the terms applicable to a Service such Dispute will be subject to arbitration in accordance with Section 10.2(c).

2.6 Financial obligation. In providing the Services, Supplier and its Representatives will not be obligated to perform any of the following actions unless Buyer agrees to pay the fully Allocated Cost of such actions and the performance of such actions is reasonably within the control of Supplier and its Representatives: (i) maintain the employment of any specific employee; (ii) purchase, lease or license any additional equipment or software, except any replacement for existing equipment owned by Supplier and necessary to provide the Services pursuant to the terms of this Agreement; (iii) pay any costs related to the conversion of the Buyer Data from one format to another; or (iv) pay any costs necessary to integrate Buyer’s systems for purposes of receiving the Services.

2.7 Means of providing Services. Supplier will, in its sole discretion, determine the means and resources used to provide the Services in accordance with its business judgment and subject to Section 4. Supplier will have sole discretion and responsibility for staffing, instructing and compensating its personnel and third parties who perform the Services. Without limiting the foregoing, Supplier may elect to modify or replace at any time any aspect of the Services, provided that such modifications or replacements are being implemented consistently with Supplier’s own Business objectives. Such changes may include without limitation (a) modification of IT policies and procedures; (b) changes in the environment used to provide the Services, including without limitation the Representatives that provide all or any portion of the Services; (c) the location from which any Service is provided; or (d) the intellectual property, IT, products and services used to provide the Services. Supplier will use commercially reasonable efforts to eliminate or minimize disruption to Buyer’s business as a result of such modifications, and not to implement such modifications during mutually agreed periods of time before and after cut-overs from affected systems to Buyer’s systems. Prior to Supplier making any changes or disruptions to its or its Representatives’ information technology systems which could reasonably be expected to alter or disrupt the Services, Supplier will give Buyer reasonable prior written notice including a description of which Services may be disrupted and the anticipated length of the disruption.

2.8 Access to facilities and equipment. To the extent reasonably required to perform the Services hereunder, Buyer will provide (or, as necessary, will cause its Representatives to provide) Supplier with reasonable access to and use of Buyer’s applicable facilities and equipment.

2.9 Cooperation; consulting. Supplier and Buyer will use reasonable efforts to assist and cooperate with one another in the timely and orderly transfer of all matters that support or relate to the functions that are the subject of any Services. Buyer acknowledges that some Services to be provided under this Agreement require instructions and information from Buyer, which Buyer will provide to Supplier sufficiently in advance in order to enable Supplier or its Representatives to provide or procure such Services in a timely manner. Supplier will not be liable for any delays resulting from or caused by Buyer’s failure to provide such instructions or information in a timely manner, and Buyer will pay any reasonable additional costs or expenses, including labor, resulting therefrom. Buyer will provide all information reasonably required or requested by Supplier to perform its obligations under this Agreement. Except as otherwise specified for Menu Services, the cost for hourly consulting services provided by Supplier personnel included in Allocated Costs for any Services will be billed at $150 per hour plus reasonable, out-of-pocket expenses.

2.10 Inability to perform Services. In the event that Supplier will be unable to perform Services as required by this Agreement for any reason whatsoever, the parties will cooperate, and Supplier will use its commercially reasonable efforts, to restore the affected Services as soon as possible. The foregoing is without prejudice to any rights and remedies Buyer may have in connection with such failure to perform.

2.11 Litigation holds. In the event that Buyer notifies Supplier of a litigation hold or e-discovery request, then Supplier will take all efforts to comply with such notices, including providing access to any Buyer Data in its control or possession and by retaining all relevant data and materials for the duration of the litigation hold. Supplier will cooperate with Buyer in responding to any court orders or discovery requests and promptly provide Buyer with copies of any relevant Buyer Data or materials.

3. Personnel.

3.1 Services Managers. Each party will each select a services manager (a “Services Manager”) to act as its contact person responsible for overseeing the provision or receipt, as applicable, of all of the information technology Services hereunder. Each party will also select a project manager (a “Project Manager”) to be the primary contact person for each Service that is the subject of the Project Statement. All communications relating to the provision of the Services will be directed to the relevant Project Manager of the other party with problems and disputes to be escalated to the Services Manager of the other party. A party may change its Services Manager or Project Managers upon prior written notice to the other party. GroceryCo’s Services Manager will initially be Jan Ziskasen, and SnackCo’s Services Manager will initially be Mike Cunningham. The initial Project Managers for each Service will be set forth in the each Project Statement. The Services Managers of the parties will meet periodically, no less than quarterly, to discuss the status of the Services.

3.2 Supplier personnel. Except as otherwise set forth in the Separation Agreement or Employee Matters Agreement, for the avoidance of doubt, this Agreement does not impose an obligation on Supplier to second or procure the secondment to Buyer of any employee or other personnel in connection with the provision of the Services. The parties agree that such employees of Supplier and its Affiliates providing Services are employees, contract employees or secondees of Supplier or its Affiliates. All labor matters relating to any employees of Supplier and its Affiliates will be within the exclusive direction, control and supervision of Supplier and its Affiliates, and Buyer will take no action affecting such matters, and Supplier will have the sole right to exercise all authority with respect to the employment, termination, assignment, and compensation of such Supplier personnel; provided, however, that Supplier agrees to use commercially reasonable efforts to maintain sufficient personnel and facilities necessary to provide the Services. Supplier will be solely responsible for the payment of all salary and benefits, social security taxes, unemployment compensation tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees of Supplier and its Affiliates used to provide Services, and all Supplier personnel providing Services under this Agreement will be deemed to be employees or representatives solely of Supplier for purposes of all compensation and employee benefits and not to be employees, representatives or agents of Buyer.

3.3 Contractors. The Services may be provided in whole or in part by (a) Affiliates of Supplier or (b) third party contractors or subcontractors (a “Contractor”) capable of providing the required level of service set forth in Section 4.

(a)	If Supplier wishes to use a Contractor to provide Services for the benefit of Buyer that has not provided similar services to the Businesses during the 12 months preceding the Effective Date (a “New Contractor”), then Supplier will ensure that such New Contractor agrees in writing to be bound by the relevant terms and conditions of this Agreement. Without limiting the foregoing, Supplier will ensure that the New Contractor enters into a written confidentiality agreement on terms with respect to the Confidential Information of Buyer and its Affiliates that are substantially similar to and at least as protective of such Confidential Information as the terms of Section 9 of this Agreement.

(b)	Supplier will take all commercially reasonable efforts to ensure that Services are not interrupted or materially disrupted in connection with the transition of provision of Services to any Contractor, including a New Contractor. Supplier will not be responsible for delays in the provision of Services arising from Buyer’s failure to respond promptly to reasonable requests or information provided by Supplier or caused by terms or negotiations requested by Buyer.

(c)	If and to the extent that any failure, delay or other problem in connection with the Services (or any part thereof) is caused by the act or omission of a Contractor: (i) Supplier will not be in breach of this Agreement or otherwise liable to Buyer as a result of such failure, delay or other problem; (ii) Supplier will use commercially reasonable efforts to exercise and enforce its rights and remedies (if any) against the Contractor such that the failure, delay or other problem is remedied as soon as reasonably practicable and its impact on the Services and its Business is minimized; and (iii) Supplier will pay (or procure the payment) to Buyer such portion of any monetary compensation paid to Supplier by a Contractor in respect of any damages caused by the act or omission of that Contractor as relates to any damage suffered by Buyer or its Business as a result of that act or omission (in the event Contractor is found obligated to pay less than all compensation necessary to make whole both Supplier and Buyer, then Supplier and Buyer will split the compensation on a pro-rata basis consistent with each party’s portion of the total damages suffered).

3.4 Compliance with Policies; Safety of Personnel. Buyer acknowledges that Supplier has instituted and will continue to institute and revise a variety of policies and procedures for its provision of Services. All Services must be reasonably capable of being performed in a manner that is consistent with the policies and procedures of Supplier, including those relating to antitrust laws and health, safety, labor, employment and environmental laws and otherwise in compliance with applicable law. Supplier will use reasonable efforts to provide Buyer with advance written notice in the event it believes any Service is not consistent with such policies or procedures where the same would materially affect the Services to be provided. To the extent Services are performed on site, Supplier will be permitted to withdraw any personnel providing Services at that time if Supplier has a reasonable opinion that such personnel face any risk to their personal safety and prior written notice (to the extent possible) has been given to Buyer.

3.5 Retention of Supplier personnel. If, during the Term, Buyer hires, retains or otherwise engages any employee, Contractor or other personnel of Supplier, Supplier will not be in breach of this Agreement or otherwise liable to Buyer to the extent such hiring, retention or engagement impairs or affects the ability of Supplier to provide the Services hereunder (or any part thereof), including any failure, delay or other non-compliance with any requirements relating to the Services resulting therefrom.

4. Service Standards.

4.1 Service levels. A Service will be subject to a Service Level Agreement (“SLA”) only if specifically referenced in a Project Statement. Supplier will measure and report its performance relative to the applicable SLAs, and the parties will meet periodically to review such performance. In the event that Supplier materially fails to meet any applicable SLA, Supplier will initiate a root cause analysis for any incident that contributed to Supplier missing such SLA within a reasonable period of time after such incident and use commercially reasonable efforts to ascertain the actual root cause of such failure, which analysis will include, where reasonable and practicable, Supplier’s plan for avoiding such incidents in the future. For the sake of clarity, there are no financial penalties associated with Supplier’s failure to meet an SLA, except for the pass through of monetary compensation received from Contractors as provided in Section 3.3(c). If an SLA issue remains unresolved under this Section for more than thirty (30) days Buyer may refer the matter for resolution in accordance with Section 10.2.

4.2 Other Service standards. For Services not governed by SLAs: (a) Supplier will use commercially reasonable efforts to continue to provide those Services being supplied for Buyer’s Business as of the Effective Date at a relative service level consistent in all material respects with that provided to Buyer’s Business in the 12 months preceding the Effective Date; or (b) Supplier will use commercially reasonable efforts to provide New Services consistent with the specifications, if any, set forth in an applicable Project Statement. For any work performed on premises of Buyer, Supplier and its personnel will comply with all reasonable security, confidentiality, safety and health policies of Buyer (as applicable) if and to the extent Buyer informs Supplier of such policies in writing. In the event of a failure to meet such general service levels, Supplier will endeavor to identify and resolve the cause of the deficiency. If such issue remains unresolved for more than 30 days Buyer may refer the matter for resolution in accordance with Section 10.2.

4.3 Exceptions. It will not be deemed to be a breach of this Agreement if Supplier fails to meet the service standards set forth in this Section 4 because of (i) the failure of Buyer to cooperate with or provide information, services or decisions to Supplier as required hereunder, (ii) failure caused by any act or omission of Buyer or its facilities, equipment, hardware or software, (iii) changes reasonably deemed to be required by changes in law, technology or the availability of reasonably commercially available products and services, (iv) changes otherwise permitted hereunder, (v) demands on, or changes to, the relevant systems, processes or personnel, provided Supplier expends commercially reasonable efforts to attempt to correct the situation within a reasonable period of time, (vi) failures by third party service providers not directly retained by Supplier, including general Internet service providers, (vii) a Contractor’s failure to perform (subject to Section 3.3(c)(ii)), or (viii) Force Majeure as further provided in Section 10.3.

4.4 No warranty. OTHER THAN AS PROVIDED IN THIS SECTION 4, SUPPLIER DOES NOT MAKE ANY WARRANTY WITH RESPECT TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE FOR SAID SERVICES.

5. Payment for Services.

5.1 Costs and charges. Supplier will charge Buyer the Allocated Cost for the Services provided hereunder.

5.2 Calculation of Allocated Cost. “Allocated Cost” means the fully allocated cost for providing Services calculated in a manner consistent with past practice, including the following (to the extent allocable to the provision of the Services): (a) the cost of licenses for software or other intellectual property (or other cost associated with obtaining rights to use software or intellectual property), including any termination, transfer, sublicensing, access, upgrade or conversion fees, (b) the cost of maintenance and support, including user support, (c) the fully loaded cost of personnel, (d) the cost of equipment, (e) the cost of disaster recovery services and backup services, (f) the cost of facilities and space, (g) the cost of supplies (including consumables), (h) the cost of utilities (HVAC, electricity, gas, etc.), (i) the cost of networking and connectivity, (j) the cost of legal fees associated with any advice, activities or agreements related to the foregoing areas, (k) any reasonable out-of-pocket expenses incurred by Supplier with third parties (including Contractors) in connection with the provision of Services (including one-time set-up costs, license fees, costs to enter into third party agreements, costs to exit third party agreements, termination fees, and other costs incurred in connection with Contractors engaged in compliance with this Agreement), and (l) the cost of personnel retained, displaced or transferred (excluding severance costs for Supplier employees). Travel expenses must be reasonable and incurred in accordance with Supplier’s normal travel policy. Overhead allocations must be calculated consistently with Supplier’s practice as then generally used by Supplier in its applicable, respective geographic business. Allocated Costs will be subject to a mark up of five percent, except for (i) materials and services provided by third parties, (ii) fees charged by third parties, and (iii) out-of-pocket expenses paid to third parties (the “Mark-Up”).

5.3 Invoices and payment. Supplier will provide Buyer with monthly invoices reflecting: (i) the Services provided during the preceding month, (ii) the Allocated Cost owed for such Services provided during the preceding month, and (iii) any other charges incurred during the preceding month under the terms of this Agreement. Invoices will be sent in a format and containing a level of detail reasonably sufficient for Buyer to determine the accuracy of the computation of the amount charged and that such amount is being calculated in a manner consistent with this Agreement. Reasonable documentation will be provided for all out-of-pocket expenses consistent with Supplier’s practices. All amounts will be due and payable within 60 days of the date of invoice; provided, however, that with respect to any material purchases identified in a Project Statement or other attachment, such amounts will be due and payable in advance of the date that such Services are provided as set forth therein. Upon Buyer’s reasonable request, Supplier (or Canadian Supplier, as applicable) will provide explanations, answer questions, and provide additional documentation regarding invoiced amounts. Unless otherwise specifically agreed in writing by the parties, all payments due hereunder will be made by wire transfer of immediately available funds to the accounts specified in Annex B (or such other account as may be designated from time to time by Supplier).

5.4 Taxes.

(a)	All amounts to be paid to Supplier (or Canadian Supplier, as applicable) under this Agreement are exclusive of any applicable taxes required by law to be collected from Buyer (including withholding, sales, use, excise or services tax, which may be assessed on the provision of the Services under this Agreement). If a withholding, sales, use, excise, services or similar tax is assessed on the provisions of any of the Services under this Agreement, Buyer (or a Canadian Affiliate, as applicable) will pay directly or reimburse or indemnify Supplier (or Canadian Supplier, as applicable) for such tax. The parties agree to cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and will provide and make available to each other any resale certificate, information regarding out of state use of materials, services or sale, and other exemption certificates or information reasonably requested by either party. The parties further agree to work together to structure the provision of the Services to eliminate or minimize applicable transfer taxes, including but not limited to, itemizing on invoices each Service provided to Buyer.

(b)	In addition to any amounts otherwise payable pursuant to this Agreement, Buyer will be responsible for any and all sales, use, excise, services or similar taxes imposed on the provision of goods and services by Supplier or its Representatives to Buyer pursuant to this Agreement (“Sales Taxes”) and will either (i) remit such Sales Taxes to Supplier (and Supplier will remit the amounts so received to the applicable taxing authority) or (ii) provide Supplier with a certificate or other proof, reasonably acceptable to Supplier, evidencing an exemption from liability for such Sales Taxes. For the avoidance of doubt, all amounts under this Agreement are expressed exclusive of Sales Taxes.

5.5 Other expenses. After the Effective Date, except as otherwise specified in this Agreement, each party hereto will pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in carrying this Agreement into effect.

5.6 Interest payable on amounts past due. All late payments due under this Agreement will bear interest at a rate equal to the annualized interest rate at prime (as published in the Wall Street Journal from time to time) plus three percentage points, from the invoice due date to the date of payment. If Buyer disputes any portion of any invoice, Buyer must notify Supplier in writing of the nature and the basis of the dispute within 60 days after the date of the applicable invoice, after which time Buyer will have waived any rights to dispute such amount.

5.7 Audit. Supplier will keep reasonably detailed records, consistent with past practice, for any expenses that constitute a component upon which the price for Services is determined. Supplier will maintain the records in accordance with its then-current record retention policies. At reasonable intervals during the Term and for two years thereafter, Buyer personnel will, upon no less than five business days prior notice, or, if critical, upon reasonable shorter notice under the circumstances, have access to the records for the purpose of verifying the invoices submitted to Buyer hereunder notwithstanding the termination of any Project Statement. The costs of all such audits will be borne by Buyer. The confidentiality provisions in Section 9 of this Agreement will govern all audits by Buyer.

6. Proprietary Rights.

6.1 Equipment. Except with respect to those items of equipment, systems, tools, facilities and other resources allocated to Buyer pursuant to the Separation Agreement, all equipment, systems, tools, facilities and other resources used by Supplier and any of its Affiliates in connection with the provision of Services hereunder will remain the property of Supplier and its Affiliates and, except as otherwise provided in this Agreement, will at all times be under the sole direction and control of Supplier and its Affiliates.

6.2 Intellectual property. To the extent Supplier or its Representatives use any know-how, processes, technology, trade secrets or other intellectual property owned by or licensed to Supplier or any of its Representatives (“IP”) in providing the Services, such IP (other than such IP licensed to Supplier by Buyer or its Affiliates) and any derivative works of, or modifications or improvements to, such IP conceived or created as part of the provision of Services (“Improvements”) will, as between the parties, remain the sole property of Supplier unless such Improvements were specifically created for Buyer or its Affiliates pursuant to a specific Service as specifically indicated in a Project Statement. The applicable party will and hereby does assign to the applicable owner designated above, and agrees to assign automatically in the future upon first recordation in a tangible medium or first reduction to practice, all of such party’s right, title and interest in and to all Improvements, if any. All rights not expressly granted herein are reserved. Notwithstanding the foregoing, if there is any conflict between the terms of this Section 6.2 and specific terms of the IP Separation Agreement, then the terms of the IP Separation Agreement will prevail.

7. Term and Termination.

7.1 Term. Buyer will use commercially reasonable efforts to end its need to use the Services as soon as reasonably possible after the Effective Date; provided, however, that Supplier will not be required to provide the Services later than the Maximum Transition Period or any earlier applicable Transition Period. This Agreement starts on the Effective Date and ends on the earlier of termination of all Services, unless sooner terminated by the parties in accordance with Section 7.3 (the “Term”).

7.2 Termination of a Service.

(a)	Buyer may elect to terminate a Service at any time by providing Supplier with written notice prior to the effective date of termination of such Service. The amount of notice provided will be reasonable and in no event shorter than (i) 90 days, (ii) any longer required notice period specified in a Project Statement, and (iii) any greater minimum notice period as may be provided under applicable arrangements with Contractors. Following receipt of such notice (the “Services Termination Notice”), Supplier will provide, not later than 30 days following Supplier’s receipt of the Services Termination Notice, to Buyer written notice regarding the impact of such termination on any other Services, including a good faith summary of any Resulting Linked Effects. In the event that Buyer still wishes to proceed with termination, then (A) Buyer will provide Supplier with written notice thereof, (B) the affected Services, including those linked Services identified by Supplier, will terminate effective at the end of the notice period, and (C) Supplier will not be liable for any Resulting Linked Effects arising from such terminations whether included in the prior good faith summary or otherwise.

(b)	Buyer also may elect to terminate a Service upon at least 30 days’ notice to Supplier if Supplier notifies Buyer (as provided in Section 3.3) that it plans to use a New Contractor to perform any of the Services, and Supplier does not, within 30 days after the notice, commit not to use the New Contractor.

(c)	Without prejudice to any other rights or remedies of Buyer, Buyer may also elect to terminate a Service at any time, upon written notice to Supplier, if (i) Supplier will have failed to perform any of its material obligations under this Agreement relating to such Service, (ii) Buyer has notified Supplier in writing of such failure, and (iii) for a period of 30 days after receipt by Supplier of written notice of such failure, such failure will not have been cured.

(d)	Supplier may terminate a Service, upon written notice to Buyer, with respect to any Service for which Buyer fails to pay an amount when due hereunder if such amount remains unpaid for a period of 30 days after receipt by Buyer of written notice of such failure.

(e)	A Service will terminate automatically at the end of its applicable Transition Period, or if no Transition Period is specified, at the end of the Maximum Transition Period.

7.3 Termination of Agreement. Either party may terminate this Agreement and all Services immediately without notice if the other files for bankruptcy protection or has an involuntary petition for bankruptcy filed against it, becomes unable to pay its bills, sell or transfers property to creditors, dissolves or liquidates, has a liquidator or receiver appointed by a court, or is a party of any other similar legal proceedings, if in any such case termination is permitted by applicable law.

7.4 No abandonment for Dispute. In the event of a pending Dispute between the parties, Supplier will not have the right to suspend, withhold, interrupt or terminate any Service involved in such Dispute, including for breach of this Agreement, unless and until an arbitrator or tribunal sanctioned under Section 10.2 authorizes or orders such interruption or termination. Supplier acknowledges and agrees that it will be fully compensated by money damages alone for, and will not be irreparably harmed by, providing Services during the pendency of any Dispute. In the event that Supplier threatens to stop performing Services in connection with a Dispute other than as permitted in this Section 7.4, Buyer will be entitled to an order for injunctive relief against Supplier. Supplier agrees that such an abandonment would result in irreparable injury to Buyer, that Buyer would have no adequate remedy at law, and that Supplier will not oppose Buyer’s motion for continuation of the Services or the entry of an order compelling performance by the Supplier of its obligations under this Agreement.

7.5 Costs upon termination. Upon any termination, Buyer will pay all amounts outstanding for Services provided by Supplier or its Contractors. Any termination of Services will be final, and monthly charges will be appropriately prorated. Buyer will be liable for all out-of-pocket costs, stranded costs or other costs incurred by Supplier that are not otherwise recoupable by Supplier in connection with termination or winding up of terminated Services, including (a) costs under third-party contracts for services, software or other items, including breakage fees or termination fees, (b) costs relating to any of Supplier’s personnel which are affected by termination of a Service, (excluding severance costs for Supplier employees), (c) fees associated with facilities, hardware or equipment affected by the terminated Service including fees related to terminated leases, (d) costs relating to or in connection with the termination of any related or linked Services, including any Resulting Linked Effects, and (e) costs of any materials or third-party services that, before notice of termination, Supplier paid for or obligated itself to pay for in connection with providing the Services, if and to the extent that Supplier cannot through reasonable commercial efforts obtain a refund for or terminate its obligation to pay for such materials and services.

7.6 Return of materials. The parties will, at the disclosing party’s request and upon termination of this Agreement, use all reasonable efforts to return to the other party or destroy all documents and materials in tangible form, and permanently erase all data in electronic form, containing any Confidential Information. Notwithstanding the foregoing, the parties hereto acknowledge that certain systems utilized by Supplier may not permit the purging or deletion of data, and in such case Supplier agrees to maintain copies of affected Buyer data for the minimum amount of time permitted by such systems and not to use such data for any other purposes.

7.7 Data return. Upon termination of a Service for any reason, Supplier will promptly provide Buyer with a copy of any Buyer Data relating to such terminated Service (excluding any Buyer Data that has previously been provided to Buyer or that is otherwise already in the possession of Buyer). Buyer Data will be provided in its then current form, in an electronic format and media to be reasonably agreed upon by the parties. The foregoing obligation of Supplier is absolute, and Supplier will not be entitled to withhold such Buyer Data for any reason, including due to Buyer’s breach of this Agreement (provided that in the case Buyer is in breach of this Agreement, that Buyer pays Supplier prior to delivery for any reasonable costs incurred by Supplier to comply with Buyer’s data copy request). Upon providing Buyer with an electronic media copy of the Buyer Data, Supplier will have no further responsibility with respect to such data, including maintaining a backup or archive for Buyer, except as otherwise expressly provided in a Project Statement.

7.8 Access to personnel. When this Agreement or a Service terminates for whatever reason, Supplier will provide Buyer or its designee for a period of three months with reasonable access to personnel and information relating to the provision of the discontinued Service(s) in order to facilitate the future performance by Buyer of such Service(s); provided that nothing in the foregoing will require Supplier to maintain or retain any particular personnel, systems, software or data and the access granted hereunder will be to such resources that Supplier retains in its ordinary course of business.

8. Indemnity, Limitation of Liability and Mitigation of Damages.

8.1 Limit of liability. Neither party nor any of its Affiliates will be liable to the other party or for any special, punitive, consequential, incidental or exemplary damages (including lost or anticipated revenues or profits relating to the same and attorneys’ fees) arising from any claim relating to this Agreement or any of the Services to be provided under this Agreement or the Project Statements, or the performance of or failure to perform such party’s obligations under this Agreement or the Project Statements, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, and regardless of whether such damages are foreseeable or an authorized representative of such party is advised of the possibility or likelihood of such damages.

8.2 Maximum liability. Except with respect to (a) a breach of the confidentiality obligations set forth in Section 9 or (b) Supplier’s unjustified refusal to perform its obligations under this Agreement, the aggregate liability of Supplier arising out of or in connection with this Agreement will be limited by each specific Service, such that the aggregate liability of Supplier arising out of or in connection with each specific Service will not exceed an amount equal to the aggregate amount of fees (which fees will exclude any pass-through costs of Contractors) paid or payable for such specific Service under this Agreement.

8.3 Mitigation of damages. In addition, the parties will, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize damages, whether direct or indirect, due to, resulting from or arising in connection with any failure to comply fully with the obligations under this Agreement.

8.4 Buyer indemnity. Buyer agrees to indemnify, defend and hold Supplier and each of its Representatives harmless against all damages, claims, actions, fines, penalties, expenses or costs (including court costs and reasonable attorneys’ fees) (collectively, “Liabilities”) attributable to any third-party claims asserted against Supplier or its Representatives to the extent arising from or relating to any breach of this Agreement resulting from the negligence or willful malfeasance of Buyer, any of its Representatives or any of its or their respective employees, officers or directors. The limitations in Sections 8.1 and 8.2 do not apply to Buyer’s indemnification and defense obligations under this Section 8.4.

8.5 Supplier indemnity. Supplier agrees to indemnify, defend and hold Buyer and each of its Representatives harmless against all Liabilities attributable to any third-party claims to the extent arising from or relating to (i) the provision of Services under this Agreement resulting from the negligence or willful malfeasance of Supplier, any of its Representatives or any of its or their respective employees, officers or directors, or (ii) the failure of Supplier or its Affiliates to perform the Services in accordance with the standards set forth in Section 4 (subject to the limitations and exceptions in Section 3.3(c) and 4.3). The limitations in Sections 8.1 and 8.2 do not apply to Supplier’s indemnification obligations under this Section 8.5.

8.6 Indemnity procedure. All claims for indemnification under this Section 8 will be made in accordance with the procedures set forth in Article V of the Separation Agreement.

9. Confidentiality.

9.1 Each party will, and will cause its Representatives and their officers, directors, employees and agents to, hold as confidential and not disclose to any other party all information received by it under this Agreement that relates to the other party’s business or that relates to the other party’s activities or deliverables under this Agreement (“Confidential Information”). “Confidential Information” includes: (a) this Agreement and its terms and conditions; (b) the IP and Improvements; (c) the Buyer Data; (d) the Supplier Data; and (e) any information obtained or reviewed by a party in the course of reviewing the other party’s records in accordance with this Agreement. When a party discloses any of its Confidential Information to the other party it will make reasonable efforts to mark the information as “Confidential”, but any failure to mark the information as “Confidential” will not cause the information to lose its status as Confidential Information nor will it relieve the receiving party of its obligations under this Section 9 with respect to that information.

9.2 Notwithstanding Section 9.1, each party may: (a) disclose the other party’s Confidential Information if legally compelled to do so, provided that it promptly informs the other party of the required disclosure; (b) disclose this Agreement as reasonably necessary in connection with efforts to resolve a Dispute; and (c) disclose this Agreement to third parties for strategic due diligence purposes if the third party has signed a confidentiality agreement covering the disclosure.

9.3 “Confidential Information” does not include any information that: (a) is or becomes publicly known through no fault of the receiving party; (b) is known to the receiving party before disclosure under this Agreement, as documented by business records (and ownership of such information has not been allocated to the disclosing party pursuant to the

Separation Agreement); (c) is disclosed to the receiving party by a third party having no obligation of confidentiality to the disclosing party; or (d) is independently developed by the receiving party without use of the disclosing party’s Confidential Information as documented by reasonable evidence.

9.4 The parties’ obligations under this Section 9 will continue for five years after the termination of this Agreement, except that to the extent that any Confidential Information constitutes a trade secret, the receiving party’s obligations with respect to that Confidential Information will continue for five years or for such period as the information remains trade secret, whichever is longer.

9.5 “Security Breach” means any actual, probable, or reasonably suspected misuse, compromise, or unauthorized access of Buyer Data, including but not limited to (a) physical trespass on a secure facility; (b) electronic systems intrusion or hacking; (c) loss or theft of a notebook, desktop, smartphone, DVD, CD or other electronic or mobile device, hard drive, thumb drive or information storage device; (d) loss or theft of printed materials; (e) a breach or alleged breach of applicable law, rule or regulation regarding the privacy, security or protection of Buyer Data, including any personally identifiable information therein; or (f) a breach or alleged breach of the privacy, security or data protection policies of Supplier that involves Buyer Data. In the event of a Security Breach, Supplier will take appropriate measures to promptly stop and remedy the Security Breach and promptly notify Buyer. Immediate notification of Buyer is required when the Security Breach involves possible unauthorized access to sensitive financial information or personally identifiable information or at any time when Supplier contacts a third party, law enforcement or government entity about a Security Breach. Supplier agrees to be responsible for any security or privacy related claims, actions or causes of action brought against Buyer in relation to the compromise of Buyer Data in the custody or control of Supplier and hereby agrees to indemnify, defend and hold Buyer and its Affiliates harmless therefrom in accordance with, and subject to the terms and conditions of, Section 8.5. The parties will mutually agree upon the notification to be provided to affected parties as a result of a Security Breach, provided that nothing will prevent a party from complying with any of its obligations under applicable law, rule or regulation. Supplier will bear all expenses incurred by either party relating to any notice or other remedial actions arising from a Security Breach, including payment of the cost of notice and any credit history or other watch service that is offered to affected personnel or customers.

10. General.

10.1 Canadian matters.

(a)	For greater certainty and without limiting any other provision of this Agreement, the parties acknowledge and agree that the Services indicated with “Canada” as a country of service in a Project Statement may be performed by one or more Canadian Affiliates of Supplier (each, a “Canadian Supplier”) for any one or more Canadian Affiliates of Buyer (each, a “Canadian Buyer”).

(b)	The applicable Canadian Supplier will possess all of the rights and obligations of Supplier that relate to the Services to be performed by such

Canadian Supplier. The applicable Canadian Buyer will possess all of the rights and obligations of Buyer that relate to the Services to be performed for such Canadian Buyer.

(c)	For greater certainty and without limiting any other provision of this Agreement, the Supplier or Canadian Supplier, as applicable, that provides Services to a Canadian Buyer will directly invoice the applicable Canadian Buyer in respect of such Services, and Buyer will cause the applicable Canadian Buyer to make payment for any Services provided to such Canadian Buyer directly to the Supplier or Canadian Supplier of such Services, as applicable.

(d)	Without limiting the generality of Section 5.4, the Allocated Cost for Canadian Services will be exclusive of applicable GST/HST, QST and PST. Any Canadian Supplier will invoice applicable GST/HST, QST and PST. Any Canadian Buyer will withhold from payments to the applicable Supplier or Canadian Supplier any amounts required by law.

10.2 Dispute resolution. Any controversy or claim arising out of or relating to this Agreement (a “Dispute”), will be resolved: (i) first, by negotiation with the possibility of mediation as provided in subsection (a) below; and (ii) then, if negotiation and mediation fail, as provided in subsection (b) below. The procedures set forth in this Section 10.2 will be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration will not toll applicable statutes of limitation or repose unless the parties otherwise agree in writing.

(a)	Negotiation and mediation. If either party serves written notice of a Dispute upon the other party (a “Dispute Notice”), the parties will first attempt to resolve the Dispute by direct discussions between representatives of the parties who have authority to settle the Dispute. In the event the Dispute is not resolved within 15 days by the initial representatives to whom the matter is referred, the Dispute will be escalated for resolution to the CFO of each party. If the parties agree, they may also attempt to resolve the Dispute through mediation administered by a mutually agreed upon mediator.

(b)	Arbitration or litigation. If a Dispute is not resolved within 45 days after the service of a Dispute Notice, the Dispute will be resolved through arbitration under clause (i) below, except that if the Dispute involves infringement, other violation, validity, enforceability, or ownership of intellectual property rights, either party may initiate litigation under clause (ii) below.

(i)	Arbitration.

(1)

Any arbitration will be administered by the International Centre for Dispute Resolution (the “ICDR”) in accordance with its International Arbitration Rules and before a panel of three arbitrators having experience or expertise in the subject matter of the Dispute. The claimant will designate an arbitrator in its request for arbitration and the respondent will designate an arbitrator in its answer to the request for arbitration. When the two co-arbitrators have been appointed, they will have 21 days to select a third arbitrator who will serve as the chair of the arbitral tribunal, and if they are unable to do so, the ICDR will appoint the chair by use of the “list method.” The place of arbitration will be New York, New York. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(2)	Interim relief. At any time during or before the arbitration of a Dispute between the parties, either party may initiate litigation seeking interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the parties’ rights or to maintain the parties’ relative positions pending completion of the arbitration.

(3)	Procedures and remedies in arbitration. In the arbitration, each party will be entitled to reasonable, expedited discovery of documents and information that relate specifically to the substance of the Dispute, but no depositions or third party discovery will be conducted. At least seven days before the hearing, each party will provide the other with a written position statement and copies of all evidence that it intends to produce at the hearing. The parties will treat as confidential all discussions and submissions made in connection with the arbitration proceeding, and all non-public documents and information produced or submitted in the proceeding. The arbitrators’ decision will be in writing, rendered no more than 60 days after the date on which the arbitration panel is selected. The arbitrators will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement nor any right or power to award punitive, exemplary or treble (or other multiple) damages.

(ii)	Litigation. Any litigation that may be initiated in lieu of arbitration, as provided above, will be brought only in the United States District Court for the Southern District of New York or in the state courts located in that District. The parties consent to jurisdiction and venue in those courts. The parties waive the right to a jury in any such litigation.

(c)

Arbitration for Service request Disputes. In the event of a dispute involving a denied or disputed request for a Service as provided in Section 2.5 or under an applicable Project Statement, any arbitration under subsection (b) will be submitted collectively once per month to, and heard before, a single arbitrator from Bain & Company, Deloitte or other mutually agreeable consulting firm with knowledge regarding Information Technology systems and requirements. The arbitration will be limited solely to the issues of (i) whether the requested Service is reasonably necessary to effect the Separation of the GroceryCo and SnackCo Businesses or Supplier is otherwise obligated under the terms of this Agreement to provide the requested Service, and (ii) the reasonableness of the proposed terms for such Services. Each party will use commercially reasonably efforts to cause the arbitrator to decide not later than 30 days after submission of the particular matter to the arbitrator. Except as otherwise provided in this Section 10.2(c), the provisions in Section 10.2(b)(i) will apply to any arbitration under this Section 10.2(c).

(d)	Arbitration for pricing Disputes. In the event of a dispute regarding the amount charged to Buyer for any Service, including calculation of Allocated Costs associated with a Service or a claim that the amount charged is not consistent with the terms of this Agreement, any arbitration under subsection (b) will be submitted collectively once per month to and heard before a single arbitrator from Ernst & Young LLP, or if such accounting firm shall decline to act or is not, at the time of submission thereto, independent of SnackCo or GroceryCo, to another arbitrator from any mutually agreed upon accounting firm. The arbitration will be limited solely to issues of price and cost calculations. Each party will use commercially reasonably efforts to cause the arbitrator to decide not later than 30 days after submission of the particular matter to the arbitrator. Except as otherwise provided in this Section 10.2(d), the provisions in Section 10.2(b)(i) will apply to any arbitration under this Section 10.2(d).

(e)	Expenses. The parties will equally share the fees charged for any mediator’s services and will bear their own internal expenses incurred in connection with resolving a Dispute. If any Dispute is resolved through arbitration or litigation, the prevailing party will be entitled to recover, from the other party, the reasonable out of pocket expenses that it incurred in connection with the arbitration or litigation, including attorneys’ fees, arbitrator fees and expert witness fees.

10.3 Force Majeure. Supplier will not be liable for any failure of performance attributable to acts or events (including war, terrorist activities, conditions or events of nature, industry wide supply shortages, civil disturbances, work stoppage, power failures, failure of telephone lines and equipment, fire and earthquake, or any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority) beyond its reasonable control which impair or prevent in whole or in part performance by Supplier hereunder (“Force Majeure”). If Supplier is unable to perform its obligations hereunder as a result of a Force Majeure event, Supplier will, as promptly as reasonably practicable, give notice of the occurrence of such event to Buyer and will use commercially reasonable efforts to resume the Services at the earliest practicable date; provided, however, that upon any failure of Supplier to provide Services under this Section 10.3, Buyer, in its sole discretion, may terminate its receipt of such Service effective upon notice to Supplier and will not be obligated to pay for Services not performed by Supplier due to an event of Force Majeure.

10.4 Relationship of parties. Except as specifically provided herein, neither party will act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

10.5 Assignment. Either party may assign its rights and obligations under this Agreement to a controlled Affiliate, without the prior written consent of the non-assigning party. Either party may assign its rights and obligations under this Agreement to a third party provider, upon prompt notice to and the approval of the non-assigning party, with such approval not to be unreasonably withheld or delayed. No other assignment of a party’s rights and obligations under this Agreement may be made without the non-assigning party’s prior written consent. In the event of any assignment of a party’s rights and obligations under this Agreement, the assigning party nonetheless will remain responsible for the performance of all of its obligations under this Agreement.

10.6 No third-party beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and does not benefit or create any right or case of action for any other persons other than Representatives entitled to indemnification under Section 8.

10.7 Entire agreement; no reliance; amendment. This Agreement (including all annexes or other attachments) is the entire agreement with respect to its subject matter, and any prior agreements, oral or written, are no longer effective. In deciding whether to enter into this Agreement, the parties have not relied on any representations, statements, or warranties other than those explicitly contained in this Agreement. No changes to this Agreement are valid unless in writing, signed by both parties.

10.8 Waiver. Except as otherwise specifically provided elsewhere in this Agreement, neither party waives any rights under this Agreement by delaying or failing to enforce them.

10.9 Notices. Except as may otherwise be provided in a Project Statement, all notices under this Agreement will be in writing, sent by hand delivery, by FedEx or other commercial overnight courier, by fax or email, directed to the address, fax number, or email address set forth below. Notices sent by hand delivery, by FedEx or other commercial overnight courier are effective upon receipt. Notices sent by fax or email are effective upon transmission, provided that the sender does not receive any indication that the fax or email has not been successfully transmitted.

If to GroceryCo:

Attn:
Fax:
Email:

With a copy to:

Fax:
Email:
Attn: General Counsel

If to SnackCo:

Attn:
Fax:
Email:

With a copy to:

Fax:
Email:
Attn: General Counsel

10.10 Counterparts. This Agreement may be executed in counterparts. Facsimile signatures are binding.

10.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability will not affect any other provision of this Agreement. Upon such determination that a provision is invalid or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

10.12 Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The provisions of this Agreement will be construed according to their fair meaning and neither for nor against either party irrespective of which party caused such provisions to be drafted. The terms “include” and “including” do not limit the preceding terms. Each reference to “$” or “dollars” is to United States dollars. Each reference to “days” is to calendar days.

10.13 Governing law. This Agreement will be governed by and construed in accordance with New York law.

10.14 Precedence. If there is any conflict between the terms of this Agreement and specific terms of the Separation Agreement, then the terms of this Agreement will prevail. If there is any conflict between the terms of this Agreement, the Separation Agreement and the terms of any Project Statement, the terms of the Project Statement will prevail.

10.15 Survival. Sections 1, 5.3, 5.4, 5.6, 5.7, 6, 7.4, 7.6, 7.7, 7.8, 8, 9 and 10 will survive any termination or expiration of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KRAFT FOODS GROUP, INC.	MONDELĒZ GLOBAL LLC

By:	By:

Its:	Its:

Annex A: Form of Project Statement
Annex B: Wire Transfer Information
Annex C: Menu Services
Annex D: IT Services Project Statements
D.1: Archived Data Extraction Services
D.2: Hypercare Services
D.3: Email Forwarding Services
D.4: Internet Domain Name Resolution Services
D.5: EDI/B2B Services
D.6: HP Infrastructure Services
D.7: Approva Application Services
D.8: Master Data Center Content Management Services